News Release: FOR IMMEDIATE RELEASE

For Additional Information, contact:

Senior Vice President & CFO: Nicholas C. Hindman, Sr. Westell Technologies Inc. 630.375.4136 nhind@westell.com	Trade/Business Press: Ken Trantowski KGT Communications Group 630.469.8765 kennethg_trantowski@msn.com

Westell Technologies Reports 1st Quarter Fiscal 2007 Results

AURORA, IL, JULY 19, 2006 - -Westell Technologies, Inc. (NASDAQ: WSTL), a leading provider of broadband access products, gateways and conferencing services, today announced the results for its first fiscal quarter ending June 30, 2006.

Total revenues for the quarter decreased 14% to $65.4 million from $75.6 million in the first quarter of the last fiscal year. Breaking down revenues by product line for this quarter compared to last year’s first quarter showed Customer Networking Equipment revenue decreased 26% to $39.5 million from $53.0 million, an expected decline due primarily to the lack of new customer promotional activities during the quarter; Conferencing Services revenue declined 1% to $11.8 million from $11.9 million; Network Service Access equipment revenue increased 31% to $14.1 million from $10.7 million due primarily to additional revenue realized in the quarter related to the HyperEdge acquisition completed in December 2005.

Westell reported net income for the first quarter of $2.7 million, or $0.04 per diluted share, which includes income tax expense of $1.7 million. During the same period last year, the Company recorded net income of $4.1 million, or $0.06 per diluted share, which included $2.7 million of income tax expense. Beginning in the June 2006 quarter, Westell implemented SFAS No. 123R, “Share-Based

Payment”, using the modified prospective method for its stock-based compensation plans. The inclusion of stock option expense for the June quarter increased compensation expense by $0.3 million.

“The Company performed within our guidance for the first fiscal quarter of 2007, our seventeenth consecutive quarter of profitability,” said Van Cullens, Westell President and CEO. “We plan to stay the course of investing in the future with our increased emphasis on VoIP, Video/IPTV, in-premise networking, wireline-wireless convergence (FMC/IMS) and multi-function broadband appliances.

“We continue to believe that our product families; TriLink™, UltraLine™ and Westell Media Stations™, are the right products to assist service providers in capturing market share,” Cullens said. “We believe the markets for these new products are significant, and that it is just a matter of timing”, Cullens added.

During the June 2006 quarter, Westell entered into an amended and restated credit facility with LaSalle Bank N.A. of Chicago which was effective as of June 30, 2006. The amount of the credit facility was increased to $40 million from $30 million, with a three-year term. With this available credit line and cash on hand, Westell has over $80 million of liquidity to take advantage of investments in growth opportunities as they arise.

Outlook

Westell provided guidance for the second quarter of fiscal 2007 ending September 30, 2006. The Company expects revenue to be in a range of $66 to $70 million. Westell expects EPS to be in a range of $0.03 to $0.04 per diluted share (including a provision for income tax expense in the range of $ 1.4 million to $2.0 million). The Company’s effective tax rate for fiscal 2007 will be approximately 39%. Westell does not expect to incur any significant cash tax payments for the foreseeable future as a result of the anticipated utilization of net operating loss carryforwards to reduce its cash tax liabilities. EPS guidance continues to reflect increasing R&D, marketing and sales expenses to support expected market growth.

Conference Call Information

Conference Plus, Inc. (ConferencePlus), a Westell subsidiary, will manage Westell’s first quarter fiscal 2007 earnings conference call on Thursday, July 20, 9:30 AM ET using its new EventManager™ Service.

Westell will release its June 2006 first quarter results post market close on Wednesday, July 19, and host its earnings call on Thursday, July 20, at 9:30 AM ET for analysts, shareholders, investors and the public. Participants can register for the Westell conference by going to the URL:

http://www.conferenceplus.com/westell

With EventManager, participants can quickly register online in advance of the conference through a customizable web page that can be used to gather multiple pieces of information from each participant, as specified by the event arranger. After registering, participants receive dial-in numbers, a passcode, and a personal identification number (PIN) that is used to uniquely identify their presence and automatically join them into the audio conference. A URL is also provided to join the web presentation portion of the conference. If a participant experiences any technical difficulties after joining the conference on July 20, simply press *0 for support.

If you do not wish to register, you can participate in the audio portion of the call on July 20 by dialing ConferencePlus at 1-877-875-0056 no later than 9:15 AM, Eastern Time and using confirmation number 15194758. International participants may dial 1-847-585-4340.

The Company’s earnings press release and any related earnings information to be discussed on the earnings conference will be posted on the Investor Relations section of the Company’s website at http://www.westell.com. An archive of the entire conference will be available on Westell’s website or via Digital Audio Replay one hour following the conclusion of the conference. The audio-only portion of the conference can be accessed by dialing 1-888-843-8996 or 1-630-652-3044 and entering 8001387#.

About Westell

Westell Technologies, Inc., headquartered in Aurora, Illinois, is a holding company for Westell, Inc. and ConferencePlus, Inc. Westell, Inc. manufactures broadband telecommunications access products. ConferencePlus, Inc. is a collaborative Application Service Provider that manages and hosts voice, video, IP applications and back-office services. Additional information can be obtained by visiting Westell’s Web site at www.westell.com.

About ConferencePlus

ConferencePlus, a Westell Technologies, Inc. (NASDAQ: WSTL - News) subsidiary, is a leading global provider of audio, web, video and IP conferencing services. ConferencePlus is dedicated to providing high quality, innovative conferencing solutions to its domestic and international clients and telecommunications resellers. ConferencePlus is recognized for outstanding customer service and support to help clients meet their business objectives. The company is headquartered in Schaumburg, Illinois with an international headquarters in Dublin, Ireland. Additional information can be obtained by visiting the ConferencePlus web site at www.conferenceplus.com.

“Safe Harbor” statement under the Private Securities Litigation Reform Act 1995:

Certain statements contained herein including, without limitation, statements containing the words “believe,” “ on track, “ “anticipate,” “committed” “expect,” “estimate”, “await,” “continue,” “intend,” “may,” “will,” “should,” and similar expressions are forward looking statements that involve risks and uncertainties. These risks include, but are not limited to, product demand and market acceptance risks, need for financing, the economic downturn in the U.S. economy and telecom market, the impact of competitive products or technologies, competitive pricing pressures, product development, excess and obsolete inventory due to new product development, commercialization and technological delays or difficulties (including delays or difficulties in developing, producing, testing and selling new products and technologies), the effect of Westell’s accounting policies, the need for additional capital, the effect of economic conditions and trade, legal social and economic risks (such as import, licensing and trade restrictions) and other risks more fully described in Westell’s Annual Report on Form 10-K for the fiscal year ended March 31, 2006 under the section “Risk Factors”. Westell undertakes no obligation to release publicly the result of any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Financial Tables to Follow: